Exhibit 23.1

CONSENT OF INDEPENDENT (REGISTERED)ACCOUNTING FIRM

We consent to the inclusion of our report dated March 26, 2021 on the financial statements of Barber-Nichols Inc. for the years ended December 26, 2020 and December 28, 2019 in the Amended Current Report on Form 8-K/A of Graham Corporation (Commission File No. 1-08462) filed August 11, 2021, related to its acquisition of Barber-Nichols Inc.

/s/ Plante & Moran, PLLC

Denver, Colorado

August 11, 2021